UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_______________________
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): December 11, 2016

ALEXION PHARMACEUTICALS, INC.
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(Exact name of registrant as specified in its charter)

Delaware	000-27756	13-3648318
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(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 College Street, New Haven, Connecticut 06510
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(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: 475 230-2596

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
¨	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 11, 2016, the Board of Directors (Board) of Alexion Pharmaceuticals, Inc. (Company) appointed David R. Brennan, currently a member of the Board, as Interim Chief Executive Officer, and David J. Anderson, as Chief Financial Officer, effective immediately. Mr. Brennan replaces David Hallal, who resigned for personal reasons as Chief Executive Officer and as a director of the Company on December 11, 2016. Mr. Anderson replaces Vikas Sinha, the Company’s former Chief Financial Officer, who left the Company on December 11, 2016, to pursue other opportunities.

David Brennan

Mr. Brennan, 63, has been a director of Alexion since July 2014. He most recently served as Chief Executive Officer and Executive Director of AstraZeneca PLC, one of the world’s largest pharmaceutical companies, from 2006 to 2012. Mr. Brennan worked for AstraZeneca in increasing roles of responsibility, including as Executive Vice President of North America from 2001 to 2006, and as Senior Vice President of Commercialization and Portfolio Management from 1999 to 2001. Prior to the merger of Astra AB and Zeneca Plc, he served as Senior Vice President of Business Planning and Development of Astra Pharmaceuticals LP, the American subsidiary of Astra AB. Mr. Brennan began his career in 1975 at Merck and Co. Inc., where he rose from Sales Representative in the U.S. Division to General Manager of Chibret International, a French subsidiary of Merck. Mr. Brennan currently serves on the Board of Directors of Innocoll, Inc. and Insmed Incorporated, and previously served on the Board of Directors of AstraZeneca PLC, Reed Elsevier PLC, and the Pharmaceutical Research & Manufacturers of America (PhRMA). He received a B.A. in business administration from Gettysburg College, where he is a member of the Board of Trustees.

In connection with his appointment, Mr. Brennan entered into an Employment Agreement with the Company pursuant to which he will receive annual cash compensation of $6,000,000, a housing allowance of $5,000 per month, and reimbursement for transportation expenses. Mr. Brennan is also entitled to receive the same type of annual equity award with respect to the same number of shares of the Company’s common stock as he would have been entitled to receive had he continued to serve as one of the Company’s non-employee directors.

Mr. Brennan was not selected as Interim Chief Executive Officer pursuant to any arrangement or understanding between him and any other person. There are no related party transactions between the Company and Mr. Brennan and no family relationships between Mr. Brennan and any of the directors or officers of the Company.

David Anderson

Mr. Anderson, 67, was most recently the Senior Vice President and Chief Financial Officer of Honeywell International from 2003-2014. A member of Honeywell's senior leadership team, Mr. Anderson was responsible for all corporate finance activities including tax, accounting, treasury, audit, investments, financial planning and acquisitions, and was integral to the reshaping of the company's business portfolio. Prior to joining Honeywell, Mr. Anderson was Senior Vice President and Chief Financial Officer of ITT Industries where he had responsibility for financial management, information technology and corporate development. Prior to joining ITT Industries, Mr. Anderson worked at Newport News Shipbuilding, where he was Senior Vice President and Chief Financial Officer. Previously, he also held senior financial positions with RJR Nabisco and The Quaker Oats Company. Mr. Anderson received a B.S. in economics from Indiana University and an MBA from the University of Chicago.

In connection with his appointment, Mr. Anderson entered into an Employment Agreement with the Company, pursuant to which he will receive annual cash compensation of $4,550,000, and an allowance of $5,000 per month for lodging, transportation and related expenses. In addition, Mr. Anderson will receive an award of restricted stock units under the Corporation's 2004 Incentive Plan, valued at $1 million calculated based on the closing price of the Company's common stock on the grant date. The restricted stock units vest 25% on each anniversary of the grant date over four years. Mr. Anderson is also subject to certain customary non-solicitation and non-competition provisions.

Mr. Anderson was not selected as Chief Financial Officer pursuant to any arrangement or understanding between him and any other person. There are no related party transactions between the Company and Mr. Anderson and no family relationships between Mr. Anderson and any of the directors or officers of the Company.

Departure Arrangements

In connection with his resignation, Mr. Hallal entered into an agreement with the Company (Hallal Agreement), and shall receive a cash payment of $3,652,616, payable in quarterly installments over two years beginning in January 2017. The Hallal Agreement includes provisions concerning non-competition and indemnification, and covenants not to solicit or disparage, and to cooperate with the Company.

In connection with his departure, Mr. Sinha will be paid severance compensation in accordance with the terms of his employment agreement providing for compensation in the event of his termination by the Company without cause, as described in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on March 31, 2016. The terms of Mr. Sinha's employment agreement also include provisions concerning non-competition and indemnification, and covenants not to solicit or disparage, and to cooperate with the Company.

A copy of the Company’s press release announcing the appointment of Messrs. Brennan and Anderson and the departures of Messrs. Hallal and Sinha is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release, dated December 12, 2016

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 12, 2016	ALEXION PHARMACEUTICALS, INC.
By: /s/ Michael V. Greco Name: Michael V. Greco Title: Senior Vice President of Law and Corporate Secretary